MATTERS SUBJECT TO SHAREHOLDER VOTE

On April 28, 2005, Special Meetings of Shareholders of the North Track Government Fund and Tax-Exempt Fund were held to consider an Agreement and Plan of Reorganization for each Fund. Under the Agreements and Plans of Reorganization, the assets of the North Track Government and Tax-Exempt Funds would be transferred to Federated Government Income Securities, Inc. and Federated Municipal Securities Fund, Inc., respectively, and the shareholders of the North Track Government and Tax-Exempt Funds would receive Class A shares of Federated Government Income Securities, Inc. and Federated Municipal Securities Fund, Inc. in exchange for their North Track Government and Tax-Exempt Fund shares. The Agreements and Plans of Reorganization were approved by the shareholders of the North Track Government and Tax-Exempt Funds pursuant to the following vote:


                                                                                                                  ABSTENTIONS
                                SHARES ELIGIBLE    SHARE REPRESENTED      SHARES VOTED        SHARES VOTED         AND BROKER
                                    TO VOTE            AT MEETING             FOR               AGAINST            NON-VOTES
                                ---------------     ----------------      ------------        ------------        -----------
  Government Fund                  2,372,196           1,516,330           1,377,319             83,940              55,072
  Tax-Exempt Fund                  3,367,975           1,892,679           1,760,188             75,486              57,005



The transactions were consummated as of the close of business on April 29, 2005, at which time the outstanding share and nets assets of the Funds were as follows:

                                OUTSTANDING SHARES          NET ASSETS
                                ------------------          ----------
  Government Fund Class A           1,941,662              $18,004,444
  Government Fund Class B              91,859                 $852,740
  Government Fund Class C              56,233                 $522,449
  Tax-Exempt Fund                   3,224,936              $30,286,081

The Government Fund Class A, B, and C shares were converted to shares of Federated Government Income Securities, Inc. Class A at a rate of 1.03374582, 1.03490524, and 1.03575251, respectively. The Tax-Exempt Fund shares were converted into shares of the Federated Municipal Securities Fund, Inc. Class A shares at a rate of 0.8719777.